June 4, 2002

Securities and Exchange Commission

Washington, DC 20549

Re: PREMIER AXIUM ASP, INC

(Formerly Last Company Clothing, Inc.)

Gentlemen:

We have read Item 4 "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS" contained in Premier Axium ASP, Inc.'s 8-K dated June 4, 2002, and are in disagreement with the statements contained therein, as they relate to our firm. Between December 31, 1999 and December 31, 2000, there were no disagreements with management on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreements would have caused us to make reference to the subject matter of the disagreements in connection with our report. However subsequent to the December 31, 2000 audit the Company underwent a reverse merger and management changed We were not engaged by the new management to review the quarterly reports on form 10Q. We expressed to management that the reports were not in the proper format and at such time we withdrew as the auditors for the new Company. We had no other disagreements with management on any mater of accounting principals or practices. We did no audit or review procedures subsequent to the December 31, 2000 audit.

Very truly yours,

/s/Chisholm_& Associates__

Chisholm & Associates

North Salt Lake City, Utah